Exhibit 99.1

Hut 8 Reports Fourth Quarter and Full Year 2024 Results

Fortified balance sheet, optimized operations, disciplined growth initiatives, and strategic hires set foundation for 2025

12,300 MW development pipeline with 2,800 MW under exclusivity as of December 31, 2024

Earnings Release Highlights

•	Full year 2024 revenue of $162.4 million, net income of $331.4 million, and Adjusted EBITDA of $555.7 million.
•	Fourth quarter 2024 energy cost per megawatt-hour (“MWh”) of $31.63, a 30% decrease from the fourth quarter of 2023.
•	Total energy capacity under management of 1,020 megawatts (“MW”) as of December 31, 2024.
•	12,300 MW development pipeline with 2,800 MW of capacity under exclusivity as of December 31, 2024.
•	Strategic Bitcoin reserve of 10,171 Bitcoin with a market value of $949.5 million as of December 31, 2024.

MIAMI, FL, March 3, 2025 (GLOBE NEWSWIRE) – Hut 8 Corp. (Nasdaq | TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases such as Bitcoin mining and high-performance computing, today announced its financial results for the fourth quarter and full year of 2024.

“In 2024, we delivered on our commitment to operational excellence and bottom-line economics, setting the foundation for disciplined growth in 2025,” said Asher Genoot, CEO of Hut 8. “In the fourth quarter, we fortified our capital strategy and balance sheet—converting our Anchorage loan to equity, launching ATM and stock repurchase programs, and expanding our strategic Bitcoin reserve. Today, we operate from a position of strength as we focus on advancing our 12.3-gigawatt development pipeline.”

“We believe our platform model will enable us to strategically allocate capital as we aim to optimize returns, mitigate sector-specific volatility, accelerate speed to market, and deliver innovation at every stage of the development value chain. To align our reporting structure with this model as we enter this next phase of growth, we have realigned our operating segments around the three layers of our platform: Power, Digital Infrastructure, and Compute, as reflected in our results.”

“Looking ahead, we believe our application-agnostic approach to digital infrastructure development and experience in greenfield development will reinforce a structural advantage over peers reliant on single-market exposure or more complex commercialization models. Together with our robust development pipeline and strengthened team, we believe we are well-positioned to meet the continued and rising demand for energy capacity from applications like AI while building a platform positioned to fuel the world’s most transformative technologies for decades to come.”

2024 Highlights

Power

•	Generated $56.6 million in full-year revenue, consisting of revenue from Power Generation and Managed Services.
•

Secured Vega, a 205 MW behind-the-meter site in Texas, which is expected to be energized in Q2 2025, less than one year after acquisition, through the Company’s greenfield development capabilities, which enables rapid deployment low-cost Bitcoin mining infrastructure.

•

Advanced three large-scale AI data center development projects, which, if secured, would collectively add over 430 MW of capacity. After the quarter, Hut 8 secured 592 acres of land for its River Bend campus, a project from this subset of its development pipeline.

Digital Infrastructure

•	Generated $17.5 million in full-year revenue, consisting of revenue from CPU Colocation and ASIC Colocation services.
•	Completed the greenfield development and energization of Salt Creek, a 63 MW Bitcoin mining facility, just over three months after breaking ground for an all-in cost of approximately $240,000 per MW.
•

Developed custom data center architecture for Bitcoin mining ASIC compute. Set for deployment at Vega, the architecture enables rack-based ASIC compute utilizing a custom-designed direct-to-chip (“DTC”) liquid cooling system at densities of up to 180 kilowatts per rack, helping bridge the gap to traditional HPC architecture.

•

Secured a major colocation contract with BITMAIN Technologies Ltd. (“BITMAIN”), the world’s leading manufacturer of digital currency mining servers. The ASIC colocation contract is expected to generate ~$125 million in annualized revenue upon full ramp and includes a purchase option at Hut 8’s discretion for the full ~15 exahash-per-second (“EH/s”) deployment.

Compute

•	Generated $80.7 million in full-year revenue, consisting of revenue from Bitcoin Mining, GPU-as-a-Service, and Data Center Cloud operations.
•	Partnered with BITMAIN to develop and launch a next-generation ASIC miner. The U3S21EXPH will be the first model mass-commercialized by BITMAIN with DTC cooling within a U form factor.
•

Launched Highrise AI, Inc. (“Highrise”), a wholly-owned subsidiary providing GPU-as-a-Service through an initial five-year customer agreement with an AI cloud services provider. Hut 8 intends to leverage operational data and insights from Highrise to optimize the design, development, and operations of its digital infrastructure as it expands into AI data center development.

•

Executed a purchase agreement for BITMAIN Antminer S21+ miners for the Company’s initial ASIC fleet upgrade, which is expected to increase self-mining hashrate to ~10.3 EH/s while driving average fleet efficiency down to 20.5 joules per terahash (“J/TH”). If the Company were to execute its purchase option under the aforementioned BITMAIN colocation agreement, it anticipates total self-mining hashrate of ~25.1 EH/s with average fleet efficiency of 16.0 J/TH.

Operations

•	Appointed Asher Genoot as CEO on February 7, 2024.
•

Executed a comprehensive restructuring program to strengthen bottom-line economics, delivering a ~30% reduction in energy cost per MWh and an approximately eight-point increase in gross margin per Bitcoin mined from Q4 2023 to Q4 2024.

•	Expanded team with strategic hires, including Sean Glennan as CFO and Victor Semah as CLO.

Capital Strategy and Balance Sheet

•	Closed a $150 million strategic investment from Coatue to partner in building AI infrastructure.
•	Converted our $37.9 million Anchorage Digital loan balance to shares of our common stock at a 51% premium to the 20-Day VWAP through the day prior to the signing of the Debt Repayment Agreement.
•	Launched a $500 million ATM program and a $250 million stock repurchase program.
•

Surpassed 10,000 Bitcoin held in reserve with the purchase of approximately 990 Bitcoin, of which 968 were pledged as collateral to BITMAIN as part of an innovative financing model for the purchase of Antminer S21+ miners for our initial fleet upgrade.

Key Performance Indicators

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024		2023	2024	2023
Cost to mine a Bitcoin (excluding hosted facilities)(1)		$37,958	$17,171	$27,959	$13,198
Cost to mine a Bitcoin(2)		$37,958	$20,051	$28,161	$16,570
Weighted average revenue per Bitcoin mined(3)		$82,412	$37,313	$60,834	$29,913
Bitcoin mined(4)		236	852	1,466	2,789
Energy cost per MWh		$31.63	$45.47	$32.52	$40.80
Hosting cost per MWh	$	N/A	$65.84	$68.72	$62.57
Energy capacity under management (mining)(5)		665 MW	839 MW	665 MW	839 MW
Total energy capacity under management(6)		1,020 MW	842 MW	1,020 MW	842 MW
Number of Bitcoin in strategic reserve(7)		10,171	9,195	10,171	9,195

(1)	Cost to mine a Bitcoin (excluding hosted facilities) is equivalent to the all-in electricity cost to mine a Bitcoin at owned facilities and includes our net share of the King Mountain JV.
(2)

Cost to mine a Bitcoin (or weighted average cost to mine a Bitcoin) is calculated as the sum of total all-in electricity expense and hosting expense divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV.

(3)

Weighted average revenue per Bitcoin mined is calculated as the sum of total self-mining revenue divided by Bitcoin mined during the respective periods and includes our net share of the King Mountain JV.

(4)

Bitcoin mined includes our net share of the King Mountain JV. Bitcoin mined excluding our net share of the King Mountain JV was 190 and 690 for the three months ended December 31, 2024 and 2023, respectively. Bitcoin mined excluding our net share of the King Mountain JV was 1,184 and 2,138 for the twelve months ended December 31, 2024 and 2023, respectively.

(5)

Energy capacity under management (mining) represents the total power capacity related to Bitcoin mining infrastructure, including self-mining sites, colocation agreements, and managed services agreements.

(6)

Total energy capacity under management includes (i) energy capacity under management (mining) and (ii) all energy-related assets including power generation, non-operational sites, and traditional data centers.

(7)	Number of Bitcoin in strategic reserve includes Bitcoin held in custody, pledged as collateral, and pledged for a miner purchase under an agreement with BITMAIN.

Select Fourth Quarter 2024 Financial Results

U.S. Data Mining Group, Inc. dba US Bitcoin Corp (“USBTC”) and Hut 8 Mining Corp. completed an all-stock merger of equals (the “Business Combination”) on November 30, 2023. USBTC was deemed the accounting acquirer in the transaction and, as a result, the historical figures in the Company’s income statement for the three months ended December 31, 2023 reflect two months of USBTC’s standalone performance and one month of the combined company’s performance. Results for the three months ended December 31, 2024 reflect the performance of the combined company. All financial results are reported in US dollars.

Revenue for the three months ended December 31, 2024 was $31.7 million compared to $38.9 million in the prior year period, and consisted of $9.9 million in Power revenue, $2.5 million in Digital Infrastructure revenue, $19.2 million in Compute revenue, and $0.1 million in Other revenue. Other consists primarily of equipment sales and repairs.

Net income for the three months ended December 31, 2024 was $152.0 million compared to $10.6 million for the prior year period. This included gain on digital assets of $308.2 million and $32.8 million for the three months ended December 31, 2024 and 2023, respectively.

Adjusted EBITDA for the three months ended December 31, 2024 was $310.6 million compared to $48.6 million for the prior year period. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

Select Full Year 2024 Financial Results

As a result of the Business Combination, the historical figures in the Company’s income statement for the twelve months ended December 31, 2023 reflect eleven months of USBTC’s standalone performance and one month of the combined company’s performance. Results for the twelve months ended December 31, 2024 reflect the performance of the combined company. With respect to the balance sheet, the ending balance for year-end 2024 is being compared to year-end 2023, both of which reflect the combined company’s performance.

Revenue for the twelve months ended December 31, 2024 was $162.4 million compared to $96.0 million in the prior year, and consisted of $56.6 million in Power revenue, $17.5 million in Digital Infrastructure revenue, $80.7 million in Compute revenue, and $7.6 million in Other revenue. Other consists primarily of equipment sales and repairs.

Net income for the twelve months ended December 31, 2024 was $331.4 million compared to $21.9 million for the prior year period. This included gain on digital assets of $509.3 million and $32.6 million for the twelve months ended December 31, 2024 and 2023, respectively.

Adjusted EBITDA for the twelve months ended December 31, 2024 was $555.7 million compared to $85.7 million for the prior year period. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss), and an explanation of this measure has been provided in the table included below in this press release.

Conference Call

The Hut 8 Corp. Full-Year 2024 Conference Call will commence today, Monday, March 5, 2025, at 8:30 a.m. ET today. Investors can join the live webcast here.

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website, https://hut8.com/investors, and its social media accounts, including on X and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at https://hut8.com/investors/analyst-coverage/.

Upcoming Conferences & Events

•	March 11–12, 2025: Cantor Crypto, Digital Assets & AI Infrastructure Conference, Miami
•	March 16–18, 2025: 37th Annual ROTH Conference, Dana Point
•	March 25–27, 2025: Mining Disrupt, Fort Lauderdale
•	April 7–8, 2025: Jones Healthcare and Technology Innovation Conference, Las Vegas
•	May 13–15, 2025: J.P. Morgan Global Technology, Media and Communications Conference, Boston
•	May 19–20, 2025: Barclays 15th Annual Emerging Payments and FinTech Forum, New York

About Hut 8

Hut 8 Corp. is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive use cases such as Bitcoin mining and high-potential computing. We take a power-first, innovation-driven approach to developing, commercializing, and operating the critical infrastructure that underpins the breakthrough technologies of today and tomorrow. Our platform spans 1,020 megawatts of energy capacity under management across 15 sites in the United States and Canada: five Bitcoin mining, hosting, and Managed Services sites in Alberta, New York, and Texas, five high performance computing data centers in British Columbia and Ontario, four power generation assets in Ontario, and one non-operational site in Alberta. For more information, visit www.hut8.com and follow us on X (formerly known as Twitter) at @Hut8Corp.

Cautionary Note Regarding Forward–Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the Company’s foundation for disciplined growth; its position of strength; its development pipeline, including the three large-scale AI data center development projects and the expected capacity assuming these projects are secured; its platform model; its ability to strategically allocate capital; its goal of optimizing returns, mitigating sector volatility, accelerating speed to market, and delivering innovation across the development value chain; its next phase of growth; its structural advantage over peers; its ability to meet demand for energy capacity; its expected energization of Vega, including the expected timing and site capabilities; its colocation contract with BITMAIN, including the anticipated revenue and expected hashrate and average fleet efficiency improvements if the Company executes its purchase option under the agreement; the commercialization of the U3S21EXPH miner from BITMAIN, including the expected timing and miner capabilities; the initial Highrise customer agreement; the operational data and insights derived from Highrise for the Company’s planned expansion into AI data center development; its expected ASIC fleet upgrade, including the expected timing and anticipated hashrate and average fleet efficiency improvements; and the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “allow”, “believe”, “estimate”, “expect”, “predict”, “can”, “might”, “potential”, “predict”, “is designed to”, “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; construction of new data centers, data center expansions, or data center redevelopment; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at www.sec.gov and SEDAR+ profile at www.sedarplus.ca.

Adjusted EBITDA

In addition to results determined in accordance with GAAP, Hut 8 relies on Adjusted EBITDA to evaluate its business, measure its performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss), adjusted for impacts of interest expense, income tax provision or benefit, depreciation and amortization, gain on debt extinguishment, gain on derivatives, gain on bargain purchase, our share of unconsolidated joint venture depreciation and amortization, foreign exchange gains or losses, the removal of non-recurring transactions, impairment on assets, gain or loss on sale of property and equipment, loss from discontinued operations, net loss attributable to non-controlling interests, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons the Company’s board of directors and management team consider them appropriate for supplemental analysis.

The Company’s board of directors and management team use Adjusted EBITDA to assess its financial performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions mentioned above) that impact the comparability of financial results from period to period.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in the industry, the Company’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Hut 8 Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
		December 31,		December 31,
	December 31,	2023	December 31,	2023
(in USD thousands)	2024	(Unaudited)	2024	(Unaudited)
Revenue:
Power	$9,949	$7,818	$56,602	$22,794
Digital Infrastructure	2,520	4,455	17,482	8,291
Compute	19,159	26,519	80,701	64,851
Other	66	110	7,600	110
Total revenue	31,694	38,902	162,385	96,046

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue - Power	7,465	1,944	21,538	7,263
Cost of revenue - Digital Infrastructure	2,929	3,048	15,556	4,321
Cost of revenue - Compute	9,781	15,764	44,977	42,592
Cost of revenue - Other	138	20	4,584	18
Total cost of revenue	20,313	20,776	86,655	54,194

Operating (income) expenses:
Depreciation and amortization	14,308	6,134	47,773	17,537
General and administrative expenses	18,844	33,380	72,917	49,133
Gains on digital assets	(308,157)	(32,811)	(509,337)	(32,626)
Loss (gain) on sale of property and equipment	—	443	(634)	888
Realized gain on sale of digital assets	—	—	—	(2,376)
Impairment of digital assets	—	—	—	1,431
Impairment - other	4,472	—	4,472	—
Legal settlement	—	—	—	(1,531)
Total operating (income) expenses	(270,533)	7,146	(384,809)	32,456
Operating income (loss)	281,914	10,980	460,539	9,396

Other (expense) income:
Foreign exchange (loss) gain	(4,042)	1,002	(5,000)	1,002
Interest expense	(9,563)	(5,980)	(29,794)	(24,933)
Gain on debt extinguishment	—	—	5,966	23,683
(Loss) gain on derivatives	(13,143)	—	6,780	—
Gain on bargain purchase	3,060	—	3,060	—
Equity in earnings of unconsolidated joint venture	1,902	4,098	10,359	12,815
Total other (expense) income	(21,768)	(880)	(8,629)	12,567

Income from continuing operations before taxes	260,146	10,100	451,910	21,963

Income tax (provision) benefit	(110,482)	482	(113,457)	(190)

Net income from continuing operations	$149,664	$10,582	$338,453	$21,773

Income (Loss) from discontinued operations	2,320	(7,044)	77

Net income	151,984	10,582	331,409	21,850
Less: Net loss attributable to non-controlling interests	241	—	473	—
Net income attributable to Hut 8 Corp.	$152,225	$10,582	$331,882	$21,850

Net income	$151,984	$10,582	$331,409	$21,850
Other comprehensive loss:
Foreign currency translation adjustments	(46,011)	10,761	(56,390)	10,761
Total comprehensive income	105,973	21,343	275,019	32,611
Less: Comprehensive loss attributable to non-controlling interest	387	—	549	—
Comprehensive income attributable to Hut 8 Corp.	$106,360	$21,343	$275,568	$32,611

Adjusted EBITDA Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in USD thousands)	2024	2023	2024	2023
Net income	$151,984	$10,582	$331,409	$21,850
Interest expense	9,563	5,980	29,794	24,933
Income tax provision (benefit)	110,482	(482)	113,457	190
Depreciation and amortization	14,308	6,134	47,773	17,537
Gain on debt extinguishment	—	—	(5,966)	(23,683)
Loss (gain) on derivatives	13,143	—	(6,780)	—
Gain on bargain purchase	(3,060)	—	(3,060)	—
Share of unconsolidated joint venture depreciation and amortization (1)	3,120	2,887	21,792	21,016
Foreign exchange loss (gain)	4,024	(1,002)	5,000	(1,002)
Loss (gain) on sale of property and equipment	—	443	(634)	888
Non-recurring transactions (2)	327	12,044	(9,882)	10,513
Impairment - other	4,472	—	4,472	—
(Income) loss from discontinued operations	(2,320)	77	7,044	(77)
Net loss attributable to non-controlling interests	241	—	473	—
Stock-based compensation expense	4,342	11,912	20,783	13,563
Adjusted EBITDA	$310,626	$48,575	$555,675	$85,728

(1)

Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Consolidated Statements of Operations and Comprehensive Income (Loss) in accordance with ASC 323. See Note 10. Investment in unconsolidated joint venture of the Consolidated Financial Statements for further detail.

(2)

Non-recurring transactions for the three months ended December 31, 2024 represent approximately $0.2 million of restructuring costs and $0.1M of Far North related costs. Non-recurring transactions for the three months ended December 31, 2023 represent approximately $9.6 million related to a sales tax accrual and $2.4 million of transaction costs related to the Business Combination. Non-recurring transactions for the twelve months ended December 31, 2024 represent approximately $4.0 million of restructuring costs and $1.9 million related to the Far North transaction costs, offset by a $13.5 million contract termination fee received from MARA, and a $2.2 million tax refund. Non-recurring transactions for the twelve months ended December 31, 2023 represent approximately $9.6 million related to a sales tax accrual and $2.4 million of transaction costs related to the Business Combination, partially offset by a gain from a legal settlement of $1.5 million.

Contacts

Hut 8 Investor Relations
Sue Ennis
ir@hut8.com

Hut 8 Media Relations
media@hut8.com